Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces Third Quarter 2021 Financial Results and Provides Business Update

Further details to be discussed on this afternoon’s conference call

ENGLEWOOD, CO, November 10, 2021 – Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunomodulatory therapies for common inflammatory conditions, today reported results for the three- and nine-month periods ended September 30, 2021 and provided a corporate overview and business update.

Ms. Holli Cherevka, President and Chief Operating Officer, commented, “This quarter marked an exciting period of growth for drug development in the Ampion platform therapy, both in clinical and preclinical development.

We have locked the osteoarthritis Phase 3 pivotal trial database, and are currently analyzing the data, which may provide a significant treatment option for an unmet medical need in severely disabled patients.

We have commenced the enrollment and treatment of COVID-19 patients in India for the Phase 2 AP-019 study utilizing inhaled Ampion therapy compared to control.

Furthermore, we continue to investigate Ampion’s potential in new indications within the preclinical space, most recently publishing data supportive of application in acute kidney injury, and in the autoimmune space relating to lupus nephritis. This early data suggests we may still be just scratching the surface of Ampion’s potential.”

Ms. Holli Cherevka, President and Chief Operating Officer, Howard Levy, M.B.B.Ch., Ph.D., M.M.M., Chief Medical Officer, David Bar-Or, MD, Director and Founder, and Mr. Daniel Stokely, Chief Financial Officer will be hosting a Conference Call for the Investment Community this afternoon beginning at 4:30 PM ET (see details below).

The key areas of focus during the call will be clinical and preclinical updates, as well as the financial results for the three and nine-month period ended September 30, 2021.

SEPTEMBER 30, 2021 FINANCIAL RESULTS

Cash and cash equivalents totaled $17.1 million as of September 30, 2021, compared to $17.3 million on December 31, 2020. The decrease of $0.2 million, or 1%, is primarily attributable to cash required to fund the operating activities of $10.4 million; partially offset by net proceeds received from the utilization of the at-the-market equity offering program and stock option / warrant exercises of $10.0 million and $0.2 million, respectively.

	QTD			YTD
Description	2021	2020	% Change	2021	2020	% Change
Operating Expenses	$ 3,851,000	$ 3,302,000	17%	$ 11,343,000	$ 11,923,000	-5%
Net Loss	$ 3,628,000	$ 3,368,000	8%	$ 10,851,000	$ 11,277,000	-4%
Net Loss per share (diluted)	$ 0.02	$ 0.02	0%	$ 0.06	$ 0.07	-0.14%

Operating Expenses: Operating expenses consist of research and development (“R&D”) expenses and general and administrative (“G&A”) expenses, both of which are further explained below.

	QTD			YTD
Description	2021	2020	% Change	2021	2020	% Change
R&D	$ 2,594,000	$ 1,655,000	57%	$ 7,163,000	$ 7,027,000	2%
G&A	$ 1,257,000	$ 1,647,000	-24%	$ 4,180,000	$ 4,896,000	-15%
Total Operating Expenses	$ 3,851,000	$ 3,302,000	17%	$ 11,343,000	$ 11,923,000	-5%

Research and Development Expenses: R&D expenses for the three months ended September 30, 2021 increased by $0.9 million, or 57%, from R&D expenses for the three months ended September 30, 2020. The increase was primarily attributable to costs associated with the continuation of the Phase I / II COVID studies and outsourced CRO efforts focused on finalizing the validation and quality review of the AP-013 study database.

R&D expenses for the nine months ended September 30, 2021 increased by $0.1 million, or 2%, from R&D expenses for the nine months ended September 30, 2020. The net increase was primarily attributable to an overall increase in pre-clinical research and production of clinical trial product totaling $ 0.8 million. These increases were partially offset by a decrease in clinical trial and sponsored research expenses during the current period of $0.5 million, attributable to the pause of the AP-013 study in April 2020, which was partially offset by the incremental costs associated with the validation and quality review of AP-013 database and incremental costs associated with the Phase I / II COVID-19 studies conducted during the current period.

General and Administrative Expenses: G&A expenses for the three months ended September 30, 2021, decreased by approximately $0.4 million, or 24%, from G&A expenses for the three months ended September 30, 2020. G&A expenses for the nine months ended September 30, 2021, decreased by approximately $0.7 million, or 15%, from G&A expenses for the nine months ended September 30, 2020. The decrease for both periods was primarily attributable to a decrease in litigation-related legal costs and commercial insurance costs.

The total shares of common stock outstanding were 200,458,263 on September 30, 2021, compared to 193,378,996 on December 31, 2020.

Financial Guidance

Based on its current projection and expected access to equity financing, Ampio expects to have cash and cash equivalents along with access to external sources of liquidity sufficient to fund its business operations through the first quarter of 2023.

Conference Call & Webcast:

Wednesday, November 10, 2021, 4:30 pm EDT / 2:30 pm MT

Webcast Link: https://event.on24.com/wcc/r/3499388/60A0DA16A47D6B146B1AA111CA73357E

Conference Call (listen only):  Canada dial-in number (Toll Free): 1 833 950 0062
                                                         Canada dial-in number (Local): 1 226 828 7575
                                                         United States: 1 844 200 6205
                                                         United States (Local): 1 646 904 5544
                                                         All other locations: +1 929 526 1599
                                                         Access code: 385971

In order to submit questions, participants must have internet connectivity, as questions will only be addressed via the webcast.  The conference call line will be in listen only mode.

The conference call and webcast can also be accessed from the Investor Relations section of the Company’s website at www.ampiopharma.com and will be archived there shortly after the live event.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunology-based therapies to treat common inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and will be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA).

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “could,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s ability to access equity financing and fund research and development programs and operations through the fourth quarter of 2022, expectations with respect to Ampion, including its ability to treat common inflammatory conditions for which there are limited treatment options (including COVID-19) and its ability to offer the benefits of steroids without the side effects, the significance of reported results from early clinical trials, the timing of patient enrollment for the Phase I Long-COVID trial and the Phase II COVID-19 trials, the timing and outcome of the Company’s application for Emergency Use Authorization of Ampion in COVID-19 patients with inhalation and intravenous routes of drug delivery, the term of Ampion’s patent protection and the timing and likelihood of Ampion’s approval as a novel biologic under the BPCIA, including the availability of 12-year FDA market exclusivity in connection with such approval. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Ampio and are subject to significant risks and uncertainties that could cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, in Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

AMPIO PHARMACEUTICALS, INC.

Condensed Balance Sheets

(unaudited)

	September 30,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$17,118,000	$17,346,000
Prepaid expenses and other	1,850,000	1,147,000
Total current assets	18,968,000	18,493,000

Fixed assets, net	2,827,000	3,561,000
Right-of-use asset	679,000	824,000
Total assets	$22,474,000	$22,878,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,083,000	$1,550,000
Lease liability-current portion	304,000	284,000
Total current liabilities	2,387,000	1,834,000

Lease liability-long-term	694,000	925,000
Warrant derivative liability	2,118,000	2,607,000
Total liabilities	5,199,000	5,366,000

Commitments and contingencies (Note 7)

Stockholders’ equity
Preferred Stock, par value $0.0001; 10,000,000 shares authorized; none issued	—	—
Common Stock, par value $0.0001; 300,000,000 shares authorized; shares issued and outstanding - 200,458,263 as of September 30, 2021 and 193,378,996 as of December 31, 2020	20,000	19,000
Additional paid-in capital	228,633,000	218,020,000
Accumulated deficit	(211,378,000)	(200,527,000)
Total stockholders’ equity	17,275,000	17,512,000

Total liabilities and stockholders’ equity	$22,474,000	$22,878,000

AMPIO PHARMACEUTICALS, INC.

Condensed Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Operating expenses
Research and development	$2,594,000	$1,655,000	$7,163,000	$7,027,000
General and administrative	1,257,000	1,647,000	4,180,000	4,896,000
Total operating expenses	3,851,000	3,302,000	11,343,000	11,923,000

Other income (expense)
Interest income	1,000	—	3,000	12,000
Paycheck Protection Program loan forgiveness	—	—	—	544,000
Derivative gain	222,000	7,000	489,000	163,000
Loss on disposal of fixed asset	—	(73,000)	—	(73,000)
Total other income (expense)	223,000	(66,000)	492,000	646,000

Net loss	$(3,628,000)	$(3,368,000)	$(10,851,000)	$(11,277,000)

Net loss per common share:
Basic	$(0.02)	$(0.02)	$(0.05)	$(0.07)
Diluted	$(0.02)	$(0.02)	$(0.06)	$(0.07)

Weighted average number of common shares outstanding:
Basic	200,419,371	178,622,349	197,347,030	168,061,672
Diluted	201,563,122	178,622,349	198,576,052	168,551,972

Company Contacts

Investor Relations

Daniel G Stokely, CPA

dstokely@ampiopharma.com

(720) 437-6500